Exhibit 10.12

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

DUKE ENERGY FIELD SERVICES, LLC

by and between

CONOCOPHILLIPS GAS COMPANY

and

DUKE ENERGY ENTERPRISES CORPORATION

Dated as of July 5, 2005

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ii

Section 10.7	Headings	36
Section 10.8	Amendments and Waivers	36
Section 10.9	Severability	37
Section 10.10	Interpretation	37
Section 10.11	Further Assurances	37

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF DUKE ENERGY FIELD SERVICES, LLC, dated as of July 5, 2005, by and between CONOCOPHILLIPS GAS COMPANY, a Delaware corporation (“CPGC”), and DUKE ENERGY ENTERPRISES CORPORATION (formerly Duke Energy Field Services Corporation), a Delaware corporation (“DEFS Holding”).

RECITALS:

1. Duke Energy Field Services, LLC (the “Company”) was formed as a Delaware limited liability company on December 15, 1999 (the “Formation Date”), by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Act. DEFS Holding was admitted to the Company as the sole member, effective as of the Formation Date, pursuant to that certain Limited Liability Company Agreement of the Company, dated as of December 15, 1999 (the “Original Agreement”).

2. DEFS Holding and CPGC (formerly Phillips Gas Company) amended and restated the Original Agreement in its entirety on March 31, 2000 to reflect the admission of CPGC as a member of the Company (including the Amendments (defined below), the “Amended and Restated Agreement”).

3. The Amended and Restated Agreement was further amended by the First Amendment dated August 4, 2000 among CPGC, DEFS Holding, Phillips Gas Investment Company (“Phillips Investment”) and Duke Energy Field Services Investment Corp. (“DEFS Investment”) to reflect the admission of Phillips Investment and DEFS Investment as Preferred Members of the Company, as defined therein, and by a Second Amendment dated as of July 29, 2004 (such First Amendment and Second Amendment, the “Amendments”).

4. Phillips Investment and DEFS Investment are no longer Preferred Members of the Company effective as of December 31, 2003.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, DEFS Holding and CPGC hereby amend and restate the Amended and Restated Agreement as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. Each capitalized term used herein shall have the meaning given such term set forth below:

“Act” shall mean the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) such Capital Account shall be deemed to be increased by any amounts that such Member is obligated to restore to the Company (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to (i) the penultimate sentence of Regulation Section 1.704-2(g)(1), or (ii) the penultimate sentence of Regulation Section 1.704-2(i)(5); and

(b) such Capital Account shall be deemed to be decreased by the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” shall mean, with respect to any Person, a Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” shall mean this Second Amended and Restated Limited Liability Company Agreement, as amended from time to time.

“Amended and Restated Agreement” shall have the meaning set forth in the Recitals.

“Amendments” shall have the meaning set forth in the Recitals.

“Book Value” shall mean (a) with respect to the assets of the Company contributed in accordance with Section 6.1(a) (i) by DEFS Holding, $3,585,500,000 and (ii) by CPGC, $2,139,500,000; (b) with respect to the assets of the Company contributed by CPGC in accordance with Section 6.1(b), $398,000,000; (c) with respect to any asset of the Company contributed by any Member (other than as provided in clause (a) or (b) above), the asset’s fair market value at the time of such contribution; and (d) with respect to any other asset of the Company, the adjusted tax basis of such asset as of the relevant date for U.S. federal income tax purposes, except as follows:

(1) the Book Values of all Company assets (including intangible assets such as goodwill) shall be adjusted to equal their respective fair market values (taking Code Section 7701(g) into account) as of the following times:

(A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution if such adjustment is necessary to reflect the relative economic interests of the interest holders in the Company; the contribution of cash by CPGC in accordance with Section 6.1(b) shall cause such an adjustment;

(B) the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for an interest in the Company if such adjustment is necessary to reflect the relative economic interests of the interest holders in the Company; the distribution, in accordance with the Reorganization Agreement, of the Equity Interests in the Canadian Holding Company (as defined in the Reorganization Agreement) and the TEPPCO GP Sale Proceeds Amount (as defined in the Reorganization Agreement) shall cause such an adjustment;

(C) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(iv)(f)(5)(ii);

(D) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in its capacity as a Member or by a new Member acting in its capacity as a Member or in anticipation of becoming a Member; and

(E) any other event to the extent determined by the Tax Committee to be necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q).

(2) the Book Value of any Company asset distributed in kind to any Member shall be the gross fair market value of such asset (taking Code Section 7701(g) into account) on the date of such distribution; and

(3) the Book Value of Company assets shall be increased or decreased, as appropriate, to reflect any adjustments to the adjusted tax bases of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of “Profits” and “Losses” herein; provided, however, that Book Values shall not be adjusted pursuant to this subparagraph (3) to the extent that an adjustment pursuant to subparagraph (1) hereof is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (3).

The Book Value of an asset shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Article VII hereof. The foregoing definition of Book Value is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

“Business Day” shall mean any day on which banks are generally open to conduct business in the State of New York.

“Business Dispute” shall have the meaning set forth in Section 3.12(a).

“Capital Account” shall have the meaning set forth in Section 6.3.

“Capital Contribution” shall mean, with respect to any Member, the amount of any money and the initial Book Value of any property (other than money) contributed to the Company with respect to the interest in the Company held or purchased by such Member and credited to each such Member’s Capital Accounts pursuant to Article VI hereof.

“Certificate” shall have the meaning set forth in the Recitals.

“Change of Control” shall mean an event that causes a Person that holds a Company Interest to cease to be Controlled by such Person’s Parent; provided, however, that an event that causes Duke or COP to be Controlled by another Person shall not constitute a Change of Control;

provided further, however, that the distribution of the equity interests in an equity that holds Duke’s then existing interstate pipeline business and the Duke Member to the equity holders of Duke (or of the Parent of Duke) shall not constitute a Change of Control and thereafter the defined term Duke shall mean such entity.

“Changing Member” shall have the meaning set forth in Section 5.3(b).

“Changing Member Appraiser” shall have the meaning set forth in Section 5.3(c).

“Closing Date” shall have the meaning set forth in Section 3.1 of the Contribution Agreement.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Recitals.

“Company Board” shall have the meaning set forth in Section 3.1.

“Company Interest” shall mean, with respect to either Member, such Member’s respective membership interest in the Company.

“Contribution Agreement” shall mean the Contribution Agreement, dated as of December 16, 1999, by and among Duke Energy Corporation, Phillips and the Company, as the same may be amended from time to time.

“Control” shall mean the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) of both of the following:

(a) (i) in the case of a corporation, more than 25% of the direct or indirect economic interest in the outstanding equity securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 25% of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, more than 25% of the beneficial interest therein; and (iv) in the case of any other entity, more than 25% of the economic or beneficial interest therein; and

(b) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct the management and policies of the entity.

“Control Acceptance” shall have the meaning set forth in Section 5.3(b).

“Control Appraiser Committee” shall have the meaning set forth in Section 5.3(c).

“Control Notice” shall have the meaning set forth in Section 5.3(b).

“Control Offer Period” shall have the meaning set forth in Section 5.3(b).

“COP” shall mean ConocoPhillips, a Delaware corporation.

“COP Directors” shall have the meaning set forth in Section 3.3.

“COP Member” shall mean CPGC or any wholly owned Subsidiary of COP admitted as a substitute Member pursuant to Section 5.4; provided that in the event a COP Member transfers less than all of its Company Interest to a wholly owned subsidiary of COP pursuant to Section 5.4, then “COP Member” shall be deemed to include both such COP Member and such wholly owned subsidiary of COP, to the extent applicable; provided, however, that in no event shall the COP Members collectively own more than a 50 percent Percentage Interest.

“CPGC” shall have the meaning set forth in the Preamble.

“CPGC Contribution” shall have the meaning set forth in Section 8.2.

“CPGC Distribution” shall have the meaning set forth in Section 8.2.

“DEFS Holding” shall have the meaning set forth in the Preamble.

“DEFS Investment” shall have the meaning set forth in the Recitals.

“Depreciation” shall mean, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Book Value of an asset differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, the depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount which bears the same ratio to such Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof bears to such adjusted tax basis. If such asset has a zero adjusted tax basis for U.S. federal income tax purposes, the depreciation, amortization, or other cost recovery deduction for such asset for such Fiscal Year shall be determined under a method reasonably selected by agreement among the Members.

“Director” shall mean one or more members of the Company Board, as the context may require.

“Disguised Sale Amount” shall mean the excess of (a) $1,200,000,000 over (b) the product of the Percentage Interest of CPGC in the Company as of the Closing Date and $2,400,000,000.

“Dispute Notice” shall have the meaning set forth in Section 3.12(a).

“Distribution” shall mean, with respect to any Member, the amount of money and the Book Value of any property (other than money) distributed to such Member pursuant to Section 7.6 hereof (or pursuant to Section 2.2(a), 2.2(b)(ii), or 3.3(b) of the Reorganization Agreement) with respect to such Member’s Company Interest.

“Duke” shall mean Duke Energy Corporation, a North Carolina corporation.

“Duke Directors” shall have the meaning set forth in Section 3.3.

“Duke Member” shall mean DEFS Holding or any wholly owned Subsidiary of Duke admitted as a substitute member pursuant to Section 5.4; provided that in the event a Duke Member transfers less than all of its Company Interest to a wholly owned subsidiary of Duke pursuant to Section 5.4, then “Duke Member” shall be deemed to include both such Duke Member and such wholly owned subsidiary of Duke, to the extent applicable; provided, however, that in no event shall the Duke Members collectively own more than a 50 percent Percentage Interest.

“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, determined in accordance with GAAP.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting or certificated or noncertificated), of equity of such person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, excluding debt securities convertible or exchangeable into such equity.

“Fair Market Value” shall mean, with respect to any Member’s Company Interest, a purchase price equal to the value that would be obtained for such Company Interest, in an arm’s-length transaction between an informed and willing buyer under no compulsion to buy, and an informed and willing seller under no compulsion to sell, such Company Interest.

“Financing” shall have the meaning set forth in the Contribution Agreement.

“Fiscal Year” shall mean the taxable year of the Company, which shall be a fiscal year ending on December 31st.

“Flow Through Subsidiaries” shall have the meaning set forth in Section 8.2.

“Formation Date” shall have the meaning set forth in the Recitals.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Entity” shall mean any federal, state, political subdivision or other governmental agency or instrumentality, foreign or domestic.

“Law” shall mean any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Entity.

“Lien” shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, lien, charge or deposit arrangement or other arrangement having the practical effect of the foregoing.

“Member” shall mean one or more of DEFS Holding, CPGC and any Person hereafter admitted to the Company as a member as provided in this Agreement, as the context may require, but such term does not include any Person who has ceased to be a member in the Company.

“MLP” shall have the meaning set forth in Section 3.7.

“Neutral Control Appraiser” shall have the meaning set forth in Section 5.3(c).

“Neutral Firm” means a nationally-recognized law firm or accounting firm designated by the Duke Member and the COP Member by mutual agreement

“Non-Changing Member” shall have the meaning set forth in Section 5.3(b).

“Non-Changing Member Appraiser” shall have the meaning set forth in Section 5.3(b).

“Nonrecourse Deductions” shall have the meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for any Fiscal Year equals the excess, if any, of (a) the net increase in the amount of Partnership Minimum Gain during such Fiscal Year over (b) the aggregate amount of any distributions during such Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined in accordance with Regulation Section 1.704-2(c).

“Nonrecourse Liability” shall have the meaning set forth in Regulation Section 1.704-2(b)(3).

“Non-Transfer Member” shall have the meaning set forth in Section 5.2.

“Officers” shall have the meaning set forth in Section 3.1.

“Original Agreement” shall have the meaning set forth in the Recitals.

“Other Member” shall have the meaning set forth in Section 7.6(a)(i).

“Parent” shall mean, with respect to a particular Person, the Person that Controls such particular Person and is not itself Controlled by any other Person.

“Parent CEO” shall have the meaning set forth in Section 3.12(b).

“Partnership Minimum Gain” shall mean the aggregate amount of gain (of whatever character), determined for each Nonrecourse Liability of the Company, that would be realized by the Company if it disposed of the Company property subject to such Nonrecourse Liability in a taxable transaction in full satisfaction thereof (and for no other consideration), determined in accordance with Regulation Sections 1.704-2(d) and (k), and the determination of a Member’s share of Partnership Minimum Gain in accordance with Regulation Section 1.704-2(g).

“Partner Nonrecourse Debt” shall have the meaning set forth in Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” shall mean the aggregate amount of gain (of whatever character), determined for each Partner Nonrecourse Debt, that would be realized by the Company if it disposed of the Company property subject to such Partner Nonrecourse Debt in a taxable transaction in full satisfaction thereof (and for no other consideration), determined in accordance with Regulation Sections 1.704-2(i)(3) and (k), and the determination of a Member’s share of minimum gain attributable to a Partner Nonrecourse Debt in accordance with Regulation Section 1.704-2(i)(5).

“Partner Nonrecourse Deductions” shall mean the excess, if any, of (a) the net increase, if any, in the amount of Partner Nonrecourse Debt Minimum Gain during any Fiscal Year over (b) the aggregate amount of any distributions during such Fiscal Year of proceeds of a Partner Nonrecourse Debt that are allocable to an increase in Partner Nonrecourse Debt Minimum Gain, determined in accordance with Regulation Sections 1.704-2(i)(2).

“Percentage Interest” shall mean, with respect to the Company Interest owned by the Duke Member, 50 percent, and with respect to the Company Interest owned by the COP Member, 50 percent.

“Person” shall mean any individual, partnership, limited liability company, firm, corporation, association, joint venture, trust or other entity or any Governmental Entity.

“Phillips” shall mean Phillips Petroleum Company.

“Phillips Investment” shall have the meaning set forth in the Recitals.

“Profits” and “Losses” shall mean, for each Fiscal Year or part thereof, the taxable income or loss of the Company for such Fiscal Year determined, solely for U.S. federal income tax purposes, in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) any expenditure of the Company that is (i) not deductible in computing U.S. taxable income and not properly chargeable to the Members’ Capital Accounts as described in Code Section 705(a)(2)(B) or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and (ii) not otherwise taken into account in computing Profits and Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(c) any Depreciation for such Fiscal Year or part thereof shall be taken into account in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss;

(d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property for U.S. federal income tax purposes differs from its Book Value;

(e) in the event the Book Value of any Company asset is adjusted pursuant to subparagraphs (1) and (2) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses;

(f) to the extent an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Company Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the adjusted tax basis of the asset) or an item of loss (if the adjustment decreases the adjusted tax basis of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses; and

(g) notwithstanding any other provision of this definition, such taxable income or loss shall be deemed not to include any income, gain, loss, deduction or other item thereof specially allocated pursuant to Section 7.2(b), (c), (d), (e), (f) or (h) or the proviso in Section 7.1(b).

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 7.2(b), (c), (d), (e), (f) and (h) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Regulation” shall mean the income tax regulations promulgated under the Code by the U.S. Department of the Treasury (whether final or temporary).

“Regulatory Allocations” shall have the meaning set forth in Section 7.2(g).

“Reorganization Agreement” shall mean the DEFS Reorganization Agreement, dated as of May 26, 2005, by and among Duke Capital LLC, COP and the Company, as the same may be amended from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subject Subsidiary” shall have the meaning set forth in Section 5.2.

“Subsidiary” shall mean, when used with respect to any Person, any Affiliate of such Person that is Controlled by such Person.

“Tax Committee” shall have the meaning set forth in Section 8.3(a).

“Tax Matters Partner” shall have the meaning set forth in Section 8.3(a).

“Taxing Authority” shall have the meaning set forth in the Reorganization Agreement.

“Transfer” shall mean any sale, assignment or other transfer, whether by operation of law or otherwise (and any deemed transfer pursuant to Section 338 of the Code of the assets of a Member in connection with the purchase of the stock of such Member and any other transfer for U.S. federal income tax purposes of the assets held by a Member if such deemed transfer or transfer would result in a termination of the Company pursuant to Section 708(b)(1)(B) of the Code). “Transferred” and “Transferring” shall have correlative meanings.

“Transfer Member” shall have the meaning set forth in Section 5.2.

“Transfer Notice” shall have the meaning set forth in Section 5.2.

Section 1.2 Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (d) references to money refer to legal currency of the United States of America; (e) the word “including” means “including, without limitation”; and (f) all capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms. For the avoidance of doubt, the parties hereto agree that, except as specifically provided herein, (x) this Agreement takes effect and governs with respect to the Fiscal Years, or portions thereof, in each case, beginning after the date hereof and (y) with respect to the Fiscal Years, or portions thereof, in each case, ending on or prior to the date hereof, the Amended and Restated Agreement governs.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The Company has been organized as a Delaware limited liability company by the filing of the Certificate under and pursuant to the Act. Each of DEFS Holding’s and CPGC’s status as a Member is hereby continued, in each case effective contemporaneously with the execution by such Person of this Agreement.

Section 2.2 Name. The name of the Company is “Duke Energy Field Services, LLC”, and all Company business must be conducted in that name or such other names that comply with Law as the Company Board may select.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Certificate or such other office (which need not be a place of business of the Company) as the Company Board may designate in the manner provided by Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Certificate or such other Person or Persons as the Company Board may designate in the manner provided by Law. The principal office of the Company in the United States shall be 370 17th Street, Suite 900, Denver, Colorado 80202, or such other place as the Company Board may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Company Board may designate.

Section 2.4 Purpose; Powers.

(a) The purposes of the Company are to engage in the midstream gas gathering, processing, transportation and marketing business in the United States and Canada, the marketing of natural gas liquids in Mexico, the transportation of refined petroleum products and liquefied petroleum gases and related products and related terminaling, storage and other activities, and the gathering, transportation, storage and marketing of crude oil. The Company may also pursue other business purposes beyond those described in the immediately preceding sentence; provided that any such other business purposes (i) are not forbidden by the Act or by applicable Law and (ii) are approved by the Company Board in accordance with Section 3.7.

(b) The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in Section 2.4(a) herein and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Directors and Officers pursuant to Article III hereof.

Section 2.5 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company Board shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Company Board, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Company Board, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.6 Term. The Company commenced on December 15, 1999 by the filing of the Certificate with the Secretary of State of the State of Delaware, and its existence shall be perpetual, unless and until it is dissolved in accordance with Article IX.

Section 2.7 No State-Law Partnership. The Members intend that the Company shall be a limited liability company and, except as provided in Section 8.2 with respect to U.S. federal income tax treatment (and other tax treatment consistent therewith), the Company shall not be a state Law partnership (including a limited partnership) or joint venture, and no Member shall be a state Law partner or joint venturer of any other Member, for any purposes, and this Agreement may not be construed to suggest otherwise.

Section 2.8 Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, Director or Officer, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more of its Affiliates or one or more nominees, as the Company Board may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of any individual obligation of, any Member, Director or Officer.

Section 2.9 No Power to Bind Company or Other Members. A Member or Affiliate of a Member may not take any action purporting to bind the Company, any other Member or their respective Affiliates, except as provided in this Agreement. All actions undertaken by the Members and their Affiliates, or any of them, are at their sole risk and expense except to the extent, if any, that the Company with the approval of the Company Board assumes those obligations by executing appropriate documentation in accordance with this Agreement. None of the Members is an agent, employee, contractor, vendor, representative or (except for tax purposes) partner of any other Member or its Affiliates by virtue of its execution of this Agreement, and a Member may not hold itself out as such; provided, however, that Members and their Affiliates may, subject to any applicable terms hereof, be parties to agreements with the Company with the approval of the Company Board.

Section 2.10 Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a Member.

ARTICLE III

MANAGEMENT

Section 3.1 Management of the Company’s Affairs. All management powers over the business and affairs of the Company shall be exclusively vested in a board of directors (the “Company Board”) and, subject to the direction of the Company Board, the officers of the Company (the “Officers”). The Officers and Directors shall collectively constitute “managers” of the Company within the meaning of the Act. Neither Member, by virtue of its status as a member of the Company, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Company Board on the one hand and of the Officers on the other shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law. Thus, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Company Board, which may delegate from time to time such authority and duties as it deems appropriate to one or more of the Officers, who shall be agents of the Company. In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, and subject to any provisions of this Agreement (including Section 3.7 and Section 3.9) that permit action or require approval of specified Persons, the Company Board and the Officers (subject to the direction of the Company Board) shall have full, complete and absolute power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, or to manage, the business and affairs of the Company, including the following:

(a) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

(b) the making of tax (consistent with Articles VII and VIII), regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(c) the merger or other combination of the Company with or into another Person;

(d) the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement and the repayment of obligations of the Company;

(e) the negotiation, execution and performance of any contracts, conveyances or other instruments;

(f) the distribution of Company cash;

(g) the selection, engagement and dismissal of Officers, employees and agents, outside attorneys, accountants, engineers, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(h) the maintenance of such insurance for the benefit of the Company as it deems necessary or appropriate;

(i) the acquisition or disposition of assets;

(j) the formation of, or acquisition of an interest in, or the contribution of property to, any entity;

(k) the control of any matters affecting the rights and obligations of the Company, including the commencement, prosecution and defense of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; and

(l) the indemnification of any Person against liabilities and contingencies to the extent permitted by law.

Section 3.2 Member Obligations. Neither Member nor any Affiliate of, or any Director appointed by, either Member shall have any obligation or owe any duty, fiduciary or otherwise, to the Company or to any other Member or its Affiliates, including any obligation (a) to offer business opportunities to the Company, (b) to refrain from pursuing business opportunities that may have a competitive impact upon the Company or (c) to refrain from taking any other action that will or may be detrimental to the Company, and neither Member nor any Affiliate of such Member shall, by virtue of the relationship established pursuant to this Agreement, have any other obligations to take or refrain from taking any other action that may impact the Company. The provisions of this Section 3.2 constitute an agreement to modify or eliminate fiduciary duties pursuant to the provisions of Section 18-1101 of the Act.

Section 3.3 Company Board Composition; Initial Directors. The Company Board shall consist of five Directors, four of whom shall be voting Directors. The President of the Company shall be the Chairman of the Board. The Chairman of the Board shall be the fifth Director and shall be a non-voting Director. The Duke Member shall appoint two voting Directors (the “Duke Directors”). The COP Member shall appoint two voting Directors (the “COP Directors”). Each Director appointed to the Company Board shall serve until his or her successor is duly appointed or until his or her earlier removal or resignation.

Section 3.4 Removal and Replacement of Directors. The Duke Member shall have the right, at any time and for any reason (or for no reason), to remove any or all of the Duke Directors. The COP Member shall have the right, at any time and for any reason (or for no reason), to remove any or all of the COP Directors. Should any Director be unwilling or unable to continue to serve, or otherwise cease to serve (including by reason of his or her involuntary removal or the expiration of any applicable term of office), then (a) in the case of a vacancy of a Duke Director, the Duke Member shall fill the resulting vacancy on the Company Board by a Person designated by the Duke Member, and (b) in the case of a vacancy of a COP Director, the COP Member shall fill the resulting vacancy in the Company Board by a Person designated by the COP Member.

Section 3.5 Meetings of the Company Board.

(a) Regular meetings of the Company Board shall be held quarterly.

(b) Either Member may request a special meeting of the Company Board at any time on two Business Days’ prior notice.

(c) A quorum for meetings of the Company Board shall be at least three voting Directors, present in person, by telephone or represented by proxy.

(d) Directors may participate in and hold a meeting of the Company Board by means of conference telephone, videoconference or similar communications equipment by which all Persons participating in the meeting can hear each other, and participation in such manner in any such meeting constitutes presence in person at the meeting.

(e) The Chairman of the Board, if present and acting, shall preside at all meetings of the Company Board and of Members. Otherwise, any other Director chosen by the Company Board, shall preside.

Section 3.6 Notice of Company Board Meetings. Written notice of all regular meetings of the Company Board must be given to all Directors at least 15 days prior to any regular meeting of the Company Board and two Business Days prior to any special meeting of the Company Board. Any such notice, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by Law. Attendance of a Director at a meeting (including pursuant to Section 3.5(d)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purposes of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 3.7 Actions by the Company Board. All decisions of the Company Board shall require the affirmative majority vote of the voting Directors present at a meeting at which a quorum is present provided that the affirmative vote of both at least one Duke Director and at least one COP Director shall be required for all decisions of the Company Board. Notwithstanding the foregoing, (a) the Duke Member and the COP Member will cause their respectively appointed Company Board members to take all action necessary to cause the

Company to form a master limited partnership (“MLP”) as soon as reasonably practicable in 2005, including (i) initially contributing assets from the list of assets on Schedule 3.7 with an aggregate EBITDA of up to $75 million and priced in the aggregate at not less than 7 times such EBITDA, (ii) effecting an initial public offering of limited partner interests and an initial debt financing for the MLP in compliance with Sarbanes Oxley and all other applicable laws and regulations, and (iii) subject to clause (b) immediately below, designating Jim Mogg and Mike Bradley as the initial Chairman and CEO, respectively, of the general partner of the MLP with authority on behalf of DEFS to implement and make decisions relating to the formation of the MLP, (b) persons subsequently holding the positions of Chairman and CEO of the general partner of the MLP and all executive officers of such general partner and the MLP shall be selected by the board of the general partner of the MLP, which board shall consist of nine individuals, two of which shall be appointed by the Duke Member, two of which shall be appointed by the COP Member and five of which shall consist of independent directors as mutually agreed in good faith by the Duke Member and the COP Member; provided, however, that the board of the general partner of the MLP shall have the authority to appoint, remove and replace the Chairman and CEO of the general partner of the MLP and all executive officers of such general partner and the MLP, and (c) the Duke Directors shall make all decisions relating to the enforcement of any rights or obligations of the Company or any of its Affiliates against or to COP or any of its Affiliates, and the COP Directors shall have the exclusive authority to make all decisions relating to the enforcement of any rights or obligations of the Company or any of its Affiliates against or to Duke or any of its Affiliates, and the COP Directors shall have the exclusive authority to make all decisions relating to the enforcement of any rights or obligations of the Company or any of its Affiliates against or to Duke or any of its Affiliates and, in the event of a Change of Control that results (pursuant to the last proviso in the definition of the term “Change of Control”) in the term “Duke” no longer referring to Duke Energy Corporation, against Duke Energy Corporation as to matters relating to periods prior to such Change of Control. The formation of additional master limited partnerships shall be at the discretion of the Company Board.

Section 3.8 Action by Unanimous Written Consent of Voting Directors. To the extent permitted by applicable Law, the Company Board may act without a meeting, without prior notice and without a vote so long as all voting Directors shall have executed a written consent or consents with respect to any such Company Board action taken in lieu of a meeting.

Section 3.9 Officers. (a) Generally. Unless provided otherwise in this Agreement or by resolution of the Company Board, the Officers shall have the titles, power, authority and duties described below in this Section 3.9.

(b) Titles and Number. The Officers of the Company shall be the Chairman of the Board, the President, any and all Vice Presidents, the Secretary and Treasurer and any and all Assistant Secretaries and Assistant Treasurers. There shall be appointed from time to time, in accordance with Section 3.9(c) below, such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Company Board may desire. Any person may hold two or more offices.

(c) Appointment and Term of Office. The Officers shall be appointed by the Company Board at such time and for such term as the Company Board shall determine. Any

Officer may be removed, with or without cause, only by the Company Board, provided, however, that such removal shall be without prejudice to the rights, if any, of such Officer under any contract to which the Company is a party. Vacancies in any office may be filled only by the Company Board. Any Officer may resign at any time by giving written notice to the Company Board. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

(d) President. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Company Board, the President, subject to the direction of the Company Board, shall be the chief executive officer and Chairman of the Board of the Company and, as such, shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have the full authority to execute all documents and take all actions that the Company may legally take. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Company Board, including any duties and powers stated in any employment agreement approved by the Company Board.

(e) Vice President. In the absence of the President, each Vice President shall have all of the powers and duties conferred upon the President, including the same power as the President to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Company Board or the President.

(f) Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Company Board and Members, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by Law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by Law are properly kept and filed, and, in general, shall perform duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Company Board or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(g) Treasurer and Assistant Treasurers. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Company Board or the President. The Treasurer, subject to the order of the Company Board, shall have the custody of all funds and securities of the Company. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers at this Agreement, the Company Board or the President shall designate from time to time. The Assistant Treasurers shall exercise the power of the Treasurer during the Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Senior Vice President, or such other Officer as the Company Board shall select, shall have the powers and duties conferred upon the Treasurer.

Section 3.10 Failure to Approve Budgets. If the Company Board fails to timely approve capital or operating budgets for any period, the Officers are hereby authorized to spend such amounts as are necessary or appropriate to meet the Company’s prior commitments and obligations and to conduct and maintain the Company’s operations and properties in a safe and efficient manner in accordance with industry practice.

Section 3.11 Compensation. The Officers shall receive such compensation for their services as may be designated by the Company Board. In addition, the Officers shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder. In addition, the members of the Company Board shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

Section 3.12 Deadlock Resolution Procedures.

(a) Failure to Approve Actions Requiring Approval by Company Board. If the Company Board has disagreed regarding any action when properly submitted to it for a vote (a “Business Dispute”) pursuant to Section 3.7, then the voting Directors will consult and negotiate with each other in good faith to find a solution that would be approved by the Company Board. If the voting Directors do not reach such solution within 10 Business Days from the date the disagreement occurred, then either Member may give written notice to the other that the Company Board’s failure to approve such action will, in such Member’s judgment, adversely affect the Company (a “Dispute Notice”).

(b) Consideration by Member Executives. Within two Business Days after the giving of the Dispute Notice, the Business Dispute will be referred by the Directors to the chief executive officer of the Parent of each Member to whom the respective Directors report (each a “Parent CEO”) in an attempt to reach resolution. The Parent CEOs will consult and negotiate with each other in good faith. If they are unable to agree within 20 Business Days of the date of the Dispute Notice, then they will adjourn such attempts for a further period of 5 Business Days during which the Parent CEOs will not consult with each other. On the day following such period, the Parent CEOs will consult with each other again in an effort to resolve the Business Dispute. If the Parent CEOs are unable to resolve the Business Dispute within 48 hours after the time at which they last consulted with each other, then the action shall be considered not approved by the Company Board.

Section 3.13 Cash Contribution. The Company shall segregate the cash contribution referenced in Section 8.2(c)(5) in a separate account and shall use such cash for the acquisition or improvement of plant, property and equipment.

ARTICLE IV

BOOKS AND RECORDS; REPORTS AND

INFORMATION AND ACCOUNTS

Section 4.1 Maintenance of Books and Records. Records and books of account (including those required by the Act) shall be kept by the Company in which shall be entered all transactions and other matters relative to the Company’s business as are usually entered into records and books of account maintained by Persons engaged in business of like character. The Company books and records shall be maintained in accordance with GAAP.

Section 4.2 Auditors; Corporate Reports; Annual Financial Statements.

(a) Auditors. As of the date hereof, the auditors of the Company shall be Deloitte & Touche L.L.P.; provided that the Company’s auditors may be changed from time to time by the Company Board, in accordance with Section 3.7.

(b) Company Reports. (i) Each Member and its respective representatives shall be entitled to reasonable access, during regular business hours and upon reasonable advance notice, to the corporate books and records and properties, and the executive officers and representatives, of the Company and its Subsidiaries, for any reasonable purpose, including in order to conduct any investigation or audit of the business, financial position and financial statements of any such entity; provided that nothing herein shall authorize access to classified or controlled unclassified information, except as authorized by applicable Law.

(ii) Each Member shall be supplied not later than 45 days after the end of each of the first three calendar quarters of each year with unaudited financial statements of the Company and each of its Subsidiaries on a consolidated basis, including a balance sheet, an income statement and a statement of cash flows, as well as a comparison of actual performance with any applicable business plan and such tax information as either Member may reasonably request.

(iii) The Company Board shall be supplied not later than 45 days after the end of each calendar month with unaudited financial statements of the Company and each of its Subsidiaries on a consolidated basis, including a balance sheet, an income statement and a statement of cash flows, as well as a comparison of actual performance with any applicable business plan and, within 45 days of the end of each calendar quarter, budget and cash flow forecasts showing the position of the Company and its Subsidiaries on a consolidated basis for the next 12-month period together with such additional information as the Company Board may reasonably request.

(c) Annual Financial Statements. (i) Annual financial statements for the Company and its Subsidiaries on a consolidated basis shall be prepared in accordance with GAAP and subject to an audit by the auditors of the Company.

(ii) The Company shall make available to each Member simultaneously the consolidated annual audited financial statements for the Company and its Subsidiaries, taken as a whole, and the reports of the auditors thereon as soon as practicable after the issuance by the auditors of such reports.

(iii) The Company and its Subsidiaries shall prepare annual financial statements in respect of each fiscal year for presentation to the auditors within one month from the end of that fiscal year and shall use reasonable best efforts to ensure that the auditors will issue their reports on such financial statements by March 15 of each year.

Section 4.3 Confidentiality. (a) Each Member and its respective Affiliates shall keep confidential all information which is obtained by them as Members or otherwise pursuant to this Agreement or the Reorganization Agreement, whether that information is (i) generated or commissioned by the Company or any of its Subsidiaries or (ii) related to the business affairs of any of the Members or of their respective Affiliates.

(b) The restrictions in Section 4.3(a) shall not apply to:

(i) information which enters the public domain otherwise than by breach of this Agreement;

(ii) information already in the possession of a Member or any of its Affiliates before disclosure to it under this Agreement and which was not acquired directly or indirectly from the other Member or any of its Affiliates and which is not the subject of a confidentiality agreement in favor of the provider of such information;

(iii) information lawfully obtained from a third party that is free to disclose such information;

(iv) information developed or created by a Member or any of its Affiliates (other than the Company or its Subsidiaries) independent of this Agreement;

(v) information required to be disclosed by a Member or any of its Affiliates to a third party contemplating purchasing shares in that Member in order to permit such third party to decide whether or not to proceed and what price to offer; provided that such third party shall prior to any such disclosure have entered into a confidentiality agreement with such Member and its Affiliates on terms no less strict than the terms of this Section 4.3;

(vi) information requested by any Governmental Entity entitled by Law to require the same; provided that prior to such disclosure if practicable, the disclosing Member shall notify in writing the owner of such information (where the identity of such owner can be reasonably determined) that such request has been made; provided further that the Member seeking to rely on an exemption contained in this Section 4.3(b) shall provide such evidence as the other Member may reasonably require to prove that the information sought to be exempted falls within the relevant category; and

(vii) information that a Member or its Affiliates must disclose under applicable securities Laws or stock exchange regulations.

(c) The restrictions contained in Section 4.3(a) shall last until the date two years from the relevant disclosure.

ARTICLE V

LIQUIDITY AND TRANSFER RESTRICTIONS

Section 5.1 Transfer of Interest. Except to the extent permitted pursuant to Section 5.4, no Member may Transfer all or any part of its Company Interest without the express prior written consent of the other Member.

Section 5.2 Right of First Offer. If the holder of any Equity Interest in the Duke Member or the holder of any Equity Interest in the COP Member desires to Transfer all or any part of such Equity Interest to a Person other than a wholly owned Subsidiary of the Parent of such Member, then prior to effecting or making such Transfer, the Duke Member (if the subject Equity Interest is in the Duke Member) or the COP Member (if the subject Equity Interest is in the COP Member) (the “Transfer Member”) shall notify in writing the other Member (the “Non-Transfer Member”) of the terms and conditions upon which such Transfer is proposed to be effected (which notice shall be herein referred to as a “Transfer Notice” and shall include all material price and non-price terms and conditions). The Non-Transfer Member shall have the right to cause a wholly owned Subsidiary of its Parent (the “Subject Subsidiary”) to acquire all (but not less than all) of the Equity Interest that is the subject of the Transfer Notice on the same terms and conditions as are set forth in the Transfer Notice. The Non-Transfer Member shall have 30 days following delivery of the Transfer Notice during which to notify the Transfer Member whether or not it desires to exercise such right of first offer. If the Non-Transfer Member does not respond during the applicable period set forth above for exercising its purchase right under this Section 5.2, such Non-Transfer Member shall be deemed to have waived such right. If the Non-Transfer Member elects to cause the Subject Subsidiary to purchase all, but not less than all, of the Equity Interest that is the subject of the Transfer Notice, the closing of such purchase shall occur at the principal place of business of the Company on the tenth day following the first date on which all applicable conditions precedent have been satisfied or waived (but in no event shall such closing take place later than the date that is 60 days (subject to extension for regulatory approvals, but in no event more than 180 days) following the date on which the Non-Transfer Member agrees to cause the Subject Subsidiary to purchase all of the Equity Interest that is the subject of the Transfer Notice). The Transfer Member agrees, and the Non-Transfer Member agrees to cause the Subject Subsidiary, to use commercially reasonable efforts to cause any applicable conditions precedent to be satisfied as expeditiously as possible. At the closing, (a) the Transfer Member shall cause the holder of the Equity Interest to execute and deliver to the Subject Subsidiary (i) an assignment of the Equity Interest described in the Transfer Notice, in form and substance reasonably acceptable to the Subject Subsidiary, and (ii) any other instruments reasonably requested by the Subject Subsidiary to give effect to the purchase; and (b) the Non-Transfer Member shall cause the Subject Subsidiary to deliver to the holder of such Equity Interest the purchase price specified in the Transfer Notice in immediately available funds or other consideration as specified in the Transfer Notice. If the Non-Transfer Member does not elect to cause the Subject Subsidiary to purchase the Equity Interest pursuant to this Section 5.2, or having elected to so purchase such Equity Interest fails to do so within the time period required by this Section 5.2, the holder of such Equity Interest shall be free for a period of 180 days after the expiration of the offer period referred to above or the date of such failure, as applicable, to enter into a definitive written agreement with an unaffiliated third party regarding the Transfer of such Equity Interest on terms and conditions that satisfy the following criteria:

(1) the amount of consideration to be paid by the purchasing party may not be less than the consideration set forth in the Transfer Notice;

(2) the form of consideration may not be materially different from that set forth in the Transfer Notice, except to the extent any change in the form of consideration makes the terms of the transaction less favorable from the purchaser’s standpoint; and

(3) the terms and conditions set forth in such definitive written agreement, when considered together with the form and amount of consideration to be paid by such purchasing party, may not render the terms of such transaction, taken as a whole, materially inferior (to the holder of such Equity Interest from an economic standpoint) to those set forth in the Transfer Notice (it being agreed that the granting by the holder of such Equity Interest of representations, warranties and indemnities with respect to the business or properties of the Company, as applicable, or any of its subsidiaries that are different from or in addition to any such provisions referenced in the Transfer Notice shall not be considered to be more favorable to the purchaser for purposes of this clause (3)).

If such a definitive written agreement is entered into with an unaffiliated third party within such time period, the holder of such Equity Interest shall be free for a period of 270 days following the execution of such definitive written agreement to consummate the Transfer of such Equity Interest in accordance with the terms thereof. If such Transfer is not consummated within such time period in accordance with the terms of such definitive written agreement, the requirements of this Section 5.2 shall apply anew to any further efforts by the holder of such Equity Interest to Transfer such Equity Interest.

Section 5.3 Change of Control.

(a) If (i) a Change of Control occurs with respect to the Duke Member other than pursuant to Section 5.2, the COP Member shall have the option to purchase the Duke Member’s Company Interest for Fair Market Value pursuant to the provisions of Section 5.3(b), (c) and (d), or (ii) a Change of Control occurs with respect to the COP Member other than pursuant to Section 5.2, the Duke Member shall have the option to purchase the COP Member’s Company Interest for Fair Market Value pursuant to the provisions of Section 5.3(b), (c) and (d).

(b) In the event of a transaction giving rise to a Change of Control of either the Duke Member or the COP Member other than pursuant to Section 5.2, the Member who has suffered such a Change of Control (the “Changing Member”) shall promptly (and in any event within three days of the consummation of such transaction) deliver notice (the “Control Notice”) to the other Member (the “Non-Changing Member”) of such Change of Control transaction. The Non-Changing Member shall have the right, to be exercised by notice (the “Control Acceptance”) on or before the 60th day following receipt of the Control Notice (the “Control Offer Period”), to elect to purchase the Company Interest of the Changing Member for Fair Market Value as of the date of the Change of Control. The Control Acceptance shall set forth the name of a nationally recognized appraisal firm (which may be an investment banking, accounting or other firm that performs appraisal and valuation services) designated by the Non-Changing Member as its appraisal firm (the “Non-Changing Member Appraiser”).

(c) If the Non-Changing Member timely delivers the Control Acceptance during the Control Offer Period, within 15 days from the date of receipt of the Control Acceptance, the Changing Member shall notify the Non-Changing Member in writing of the name of an appraisal firm (which may be an investment banking, accounting or other firm that performs appraisal and valuation services) designated as the Changing Member’s appraisal firm (the “Changing Member Appraiser”). The Non-Changing Member Appraiser and the Changing Member Appraiser shall jointly choose a third appraisal firm (which may be an investment banking, accounting or other firm that performs appraisal and valuation services) within 15 days after the appointment of the Non-Changing Member Appraiser (provided, however, that if they fail to select a third appraisal firm within 15 days after the appointment of the Non-Changing Member Appraiser, such third firm (which shall be an investment banking, accounting or other firm that performs appraisal and valuation services) will be selected by the American Arbitration Association at the request of either party within 10 days after such request) (the “Neutral Control Appraiser”, and together with the Changing Member Appraiser and the Non-Changing Member Appraiser, the “Control Appraiser Committee”). Once the Control Appraiser Committee has been chosen, each of the Changing Member and Non-Changing Member shall submit proposed Fair Market Values of the Changing Member’s Company Interest to the Control Appraiser Committee, together with any supporting documentation such Member deems appropriate, as soon as practicable, but in no event earlier than 30 days after the date of receipt of the Control Acceptance nor later than 30 days after the date of selection of the Neutral Control Appraiser. If either Member fails to submit its proposed Fair Market Value within the required time period, the Fair Market Value proposed by the other Member (assuming such other Member has submitted its proposed value within the required time period) shall be deemed to be the Fair Market Value of the Changing Member’s Company Interest for purposes of this Section 5.3. If both Members submit their respective proposed values on a timely basis, the Control Appraiser Committee shall determine, by majority vote, the Fair Market Value as of the date of the Change of Control of the Changing Member’s Company Interest as promptly as possible (and in any event on or before the 30th day after submittal of the competing proposals), which determination shall be final and binding on the Members. The cost of such appraisal shall be paid in equal portions by the Duke Member and the COP Member. Each of the Changing Member and the Non-Changing Member shall provide to the other and, if applicable, the Control Appraisal Committee, all information reasonably requested by them.

(d) The closing of the Non-Changing Member’s acquisition of the Changing Member’s Company Interest shall be consummated on or before the 60th day after the determination of the Fair Market Value in accordance with Section 5.3(c). The acquisition shall be consummated at a closing held at the principal offices of the Company (unless otherwise mutually agreed by the Changing Member and the Non-Changing Member) at which time the purchase price, payable in the form of immediately available funds, shall be delivered to the Changing Member, and the Changing Member shall deliver or cause to be delivered to the Non-Changing Member (or at the election of the Non-Changing Member, its designee) such transfer documentation reasonably acceptable to the Non-Changing Member as shall be required to evidence the transfer of the Changing Member’s Company Interest free and clear of all liens and encumbrances, except those created under this Agreement.

Section 5.4 Transfers to Wholly Owned Subsidiaries. A Member may Transfer all or any part of its Company Interest to a wholly owned Subsidiary of the Parent of the COP Member (in the case of the COP Member) or of the Parent of the Duke Member (in the case of the Duke Member), and such wholly owned Subsidiary shall be admitted as a substitute Member, all without the consent of the other Member, provided that (i) reasonable advance notice of such Transfer is provided to the other Member, including for purposes of effecting the provisions of Section 10.3(a), (ii) such wholly owned Subsidiary becomes a party to this Agreement by executing an assumption and adoption agreement in a form reasonably acceptable to the other Member and (iii) such Member remains fully liable for the fulfillment of its obligations hereunder. Notwithstanding the foregoing, if any such Transfer would result in a termination of the Company pursuant to Section 708(b)(1)(B) of the Code, (i) a Member may Transfer only so much of its Company Interest to such wholly owned Subsidiary as will not cause such a termination, and (ii) provided that reasonable advance notice of such Transfer is provided to the other Member, including for purposes of effecting the provisions of Section 10.3(a), the remaining portion of its Company Interest may be transferred to such wholly owned Subsidiary as soon as practicable after the date that such a transfer will not cause such a termination.

Section 5.5 Void Transfers. For the absence of doubt, notwithstanding Section 5.2, 5.3 or 5.4, there shall be no Transfer of a Company Interest held by a Member that would result in a termination of the Company pursuant to Section 708(b)(1)(B) of the Code without the prior written consent of the other Member. Any purported Transfer of a Company Interest, of any Equity Interest in the COP Member, or of any Equity Interest in the Duke Member prohibited by this Article V shall be void.

ARTICLE VI

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 6.1 Capital Contributions.

(a) The initial Capital Contributions made to the Company by the Members shall be the property contributed by the Members pursuant to Article II of the Contribution Agreement.

(b) On the date of this Agreement, CPGC has made a Capital Contribution to the Company pursuant to Section 2.2(d) of the Reorganization Agreement.

Section 6.2 Additional Capital Contributions. The Members may make additional Capital Contributions or loans to the Company as requested by the Company Board. Except for the Capital Contributions required of the Members pursuant to Section 6.1, no Member shall be required to make any Capital Contributions to the Company.

Section 6.3 Capital Accounts. A “Capital Account” shall be maintained for each Member on the books of the Company in compliance with the requirements of Code Section 704(b) and the Regulations thereunder. The Capital Accounts of the Members immediately after the Capital Contributions made pursuant to Section 6.1(a) were (prior to reduction for the amount of any cash distributed to DEFS Holding and CPGC on the Closing Date), in the case of DEFS Holding, $3,585,500,000 and, in the case of CPGC, $2,139,500,000. In connection with the transactions contemplated by the Reorganization Agreement, the Capital Accounts of the Members shall be adjusted in the manner illustrated in Schedule 6.3 of this Agreement. Each Member’s Capital Account shall be increased by (i) the Capital Contributions of such Member, (ii) Profits and items of income or gain allocated to such Member as set forth in Article VII hereof, (iii) any positive adjustment to such Capital Account by reason of an adjustment to the Book Value of Company assets, and (iv) the amount of Company liabilities assumed by such Member or which are secured by any property distributed to such Member. Each Member’s Capital Account shall be decreased by (i) the amount of any cash and the Book Value of any property distributed to such Member, (ii) Losses, Nonrecourse Deductions, Partner Nonrecourse

Deductions, and items of loss or deduction allocated to such Member as set forth in Article VII hereof, (iii) any negative adjustment to such Capital Account by reason of an adjustment to the Book Value of Company assets, and (iv) the amount of any liabilities of such Member assumed by the Company or which are secured by property contributed by such Member to the Company. In determining the amount of any liability for purposes of the preceding two sentences, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

Section 6.4 Return of Contributions. Although a Member has the right to receive Distributions in accordance with the terms of this Agreement, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member will be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

ARTICLE VII

PROFITS AND LOSSES; DISTRIBUTIONS

Section 7.1 Allocation of Profit and Losses.

(a) In General. This Section 7.1 sets forth the general rules for book allocations to the Members and shall apply to allocations with respect to the operations and liquidation of the Company, maintaining the books and records of the Company and computing the Members’ Capital Accounts or share of Profit, Losses, other items or distributions pursuant to this Agreement, in each case as required for U.S. federal income tax purposes under Code Section 704(b) and the Regulations thereunder. These provisions do not apply to the requirement that the Company maintain books and records for financial reporting purposes in accordance with Section 4.1.

(b) Profits and Losses. For Fiscal Years, or portions thereof, in each case, beginning after the date hereof, Profits and Losses shall be allocated among the Members in accordance with their respective Percentage Interests in the Company; provided, however, that the Company shall make special allocations to the extent required pursuant to Article V of Annex A to the Contribution Agreement and Sections 3.3(a), 7.10 and 7.15(c) of the Reorganization Agreement).

Section 7.2 Limitations on Allocations. Notwithstanding the general allocation rules set forth in Section 7.1 hereof, the following special allocation rules and limitations shall apply with respect to maintaining the Company’s books and records and computing the Members’ Capital Accounts or share of Profits, Losses, other items or distributions pursuant to this Agreement, in each case as required for U.S. federal income tax purposes under Code Section 704(b) and the Regulations thereunder.

(a) Limitations on Loss Allocations. The losses allocated to any Member pursuant to Section 7.1(b) hereof with respect to any Fiscal Year shall not exceed the maximum amount of losses that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of such Fiscal Year. In the event some but not all of the

Members would have Adjusted Capital Account Deficits as a consequence of an allocation of losses pursuant to Section 7.1(b) hereof, the limitation set forth in this Section 7.2(a) shall be applied on a Member-by-Member basis and any such losses not allocable to a Member as a result of such limitation shall be allocated to the other Members in accordance with their positive Capital Account balances so as to allocate the maximum possible losses to each Member under Regulation Section 1.704-1(b)(2)(ii)(d).

(b) Qualified Income Offset. If in any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such adjustment, allocation, or distribution causes or increases an Adjusted Capital Account Deficit for such Member, then, before any other allocations are made under this Article VII or otherwise, such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided that an allocation pursuant to this Section 7.2(b) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been made as if this Section 7.2(b) were not in this Agreement. This Section 7.2(b) is intended to constitute a “qualified income offset” as provided in Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(c) Partnership Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any Fiscal Year, then, except as provided in Regulation Section 1.704-2(f)(2), (3), or (5), each Member shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Member’s share of the net decrease in Partnership Minimum Gain during such Fiscal Year. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto and the items to be so allocated shall be determined in accordance with Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). To the extent that this Section 7.2(c) is inconsistent with Regulation Section 1.704-2(f) or incomplete with respect to such Regulations, the Partnership Minimum Gain chargeback provided for herein shall be applied and interpreted in accordance with such Regulation.

(d) Partner Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Fiscal Year, then, except as provided in Regulation Section 1.704-2(i)(4), each Member with a share of Partner Nonrecourse Debt Minimum Gain shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Member’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain during such Fiscal Year. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto and the items to be so allocated shall be determined in accordance with Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). To the extent that this Section 7.2(d) is inconsistent with Regulation Section 1.704-2(i) or incomplete with respect to such Regulation, the Partner Nonrecourse Debt Minimum Gain chargeback provided for herein shall be applied and interpreted in accordance with such Regulation.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to each of their respective Percentage Interests in the Company. This provision is to be interpreted in a manner consistent with Regulation Sections 1.704-2(b)(1) and 1.704-2(e).

(f) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions shall be allocated among the Members in accordance with the ratios in which the Members share the economic risk of loss for the Partner Nonrecourse Debt that gave rise to those deductions. This allocation is intended to comply with the requirements of Regulation Section 1.704-2(i) and shall be interpreted and applied consistently therewith.

(g) Limited Effect and Interpretation. The special rules set forth in Section 7.2(a), (b), (c), (d), (e) and (f) (the “Regulatory Allocations”) shall be applied only to the extent required by applicable Regulations for the resulting allocations provided for in this Section 7.2, taking into account such Regulatory Allocations, to be respected for U.S. federal income tax purposes. The Regulatory Allocations are intended to comply with the requirements of Regulation Sections 1.704-1(b), 1.704-2 and 1.752-1 through 1.752-5, inclusive and shall be interpreted and applied consistently therewith.

(h) Offsetting Allocations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide Company Profits, Losses, and other similar items. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 7.2(h). Therefore, notwithstanding any other provision of this Article VII (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss or deduction in a manner such that, after the offsetting allocations are made, each Member’s Capital Account Balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 7.1 hereof.

Section 7.3 Restoration of Negative Capital Accounts. At no time shall a Member with a negative balance in its Capital Account have any obligation to the Company or to any other Member to restore such negative balance.

Section 7.4 Interim Allocations Relating to Transferred Company Interests. Notwithstanding any other provision of this Agreement or the Reorganization Agreement, in the event of a change in a Member’s Percentage Interest in the Company as a result of a Transfer or deemed Transfer of a Member’s Company Interest or as a result of a contribution of assets by a Member to the Company or a distribution of assets by the Company to a Member during a Fiscal Year, the allocations required under this Article VII shall be made with respect to the Members for the portions of the Fiscal Year through the date of the Transfer, contribution or distribution and after the date of the Transfer, contribution or distribution based on an interim closing of the Company’s books. The effective date of any such Transfer, contribution or distribution shall be the actual date of the Transfer, contribution or distribution as recorded on the books of the Company. This Section 7.4 shall also apply for purposes of computing a Member’s Capital Account. For the avoidance of doubt, there shall be an interim closing of the Company’s books as of the date hereof, and the allocations required under this Article VII shall be made with respect to the Members (i) for the portion of the Fiscal Year through the date hereof in accordance with the Members’ Percentage Interests being 69.7 percent for the Duke Member and 30.3 percent for the COP Member, and (ii) for the portion of the Fiscal Year after the date hereof in accordance with the Members’ Percentage Interests being 50 percent for the Duke Member and 50 percent for the COP Member.

Section 7.5 Code Section 704(c) Allocations.

(a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company or any Subsidiary thereof that is treated as a partnership or disregarded entity for U.S. federal income tax purposes shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company for U.S. federal income tax purposes and its Book Value (computed in accordance with the definition of Book Value) using the “Traditional Method with Curative Allocations” as defined in Regulation Section 1.704-3(c).

(b) In the event the Book Value of any asset of the Company (or any Subsidiary thereof that is treated as a partnership or disregarded entity for U.S. federal income tax purposes) is adjusted pursuant to subparagraph (1) of the definition of Book Value or otherwise pursuant to Code Section 704(b) and the Regulations thereunder, subsequent allocations of income, gain, loss and deduction with respect to any such asset so adjusted shall take account of any variation between the adjusted tax basis of such asset for U.S. federal income tax purposes and the Book Value in the same manner as under Code Section 704(c), the Regulations thereunder and Section 7.5(a).

(c) Allocations pursuant to this Section 7.5 are solely for purposes of U.S. federal income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or other items allocated under Section 7.1 or Section 7.2.

Section 7.6 Distributions.

(a) Distributions Other Than in Liquidation of the Company. Except as provided in Section 7.6(b) below (and taking into account deemed distributions, if any, under Section 8.1 which are not re-contributed pursuant to Section 8.1), Distributions of cash of the Company shall be made at the end of each quarterly accounting period of the Company to each Member of the Company in the following amounts:

(i) the greater of (A) the excess of (x) the product of (I) the sum of the maximum U.S. regular federal income tax rate applicable to C corporations under Section 11 of the Code and 4.5 percent and (II) the excess, if any, of taxable income and gain over taxable loss or deduction of the Company allocated to such Member with respect to such period over (y) the amount of any credits allocated to such Member with respect to such period for U.S. regular federal income tax purposes and State income tax purposes and (B) (x) such Member’s Percentage Interest in the Company as of the end of such period multiplied by the quotient of (y)

the amount calculated under clause (A) with respect to such period for the other Member (or Members) (the “Other Member”) divided by (z) the Other Member’s Percentage Interest in the Company as of the end of such period; and

(ii) such Distributions as the Company Board may determine in its discretion pursuant to Section 3.7.

Such Distributions pursuant to clause (i) shall be made in a manner consistent with the estimated annual tax items of the Company, and Distributions pursuant to clause (i) for each quarterly accounting period (or portion thereof) shall be adjusted to the extent Distributions for prior quarterly accounting periods did not correctly estimate such items. For each quarterly accounting period ending prior to the date of this Agreement, the Members’ Percentage Interests for purposes of this Section 7.6 shall be 69.7 percent for the Duke Member and 30.3 percent for the COP Member. For purposes of this Section 7.6(a), the quarterly accounting period during which the date of this Agreement occurs shall be deemed to consist of two separate quarterly accounting periods, one of which shall be deemed to end as of the date hereof (with respect to which the Duke Member’s Percentage Interest shall be equal to 69.7 and the COP Member’s Percentage Interest shall be equal to 30.3 percent) and the other of which shall be deemed to begin the day following the date hereof and end at the end of such quarterly accounting period (with respect to which each of the Duke Member’s Percentage Interest and the COP Member’s Percentage Interest shall be equal to 50 percent). Notwithstanding the foregoing, (A) any taxable income or gain resulting from the TEPPCO GP Sale (as defined in the Reorganization Agreement) shall be disregarded for purposes of this Section 7.6(a), and no Distribution shall be made pursuant to this Section 7.6(a) in respect of such taxable income or gain, and (B) any distribution under Section 7.6(a)(i) to be made after the date hereof by reason of an increase in taxable income as a result of adjustments to depreciation deductions claimed by the Company or allocated to the Members for taxable years prior to 2005 or other adjustments to taxable income or deductions shall be made 50 percent to the Duke Member and 50 percent to the COP Member.

(b) Distributions in Liquidation of the Company. Upon the dissolution or liquidation of the Company, the proceeds of sale of the properties and assets of the Company that have been sold in liquidation, and all other properties and assets of the Company not otherwise sold (and valued at their fair market value), shall be applied and distributed as follows, and in the following order of priority: (i) first, to the payment of all debts and liabilities of the Company and the expenses of liquidation not otherwise adequately provided for; (ii) second, to the setting up of any reserves that are reasonably necessary for any contingent unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company; (iii) third, to the Members in proportion to the positive balances of each of their respective Capital Accounts after all allocations have been made to such Capital Accounts pursuant to this Agreement, until the remaining balances of such Capital Accounts are zero; and (iv) fourth, the remaining proceeds to the Members in proportion to each of their Percentage Interests in the Company.

ARTICLE VIII

WITHHOLDING TAX MATTERS; TAX STATUS AND TREATMENT

Section 8.1 Withholding. The Company shall comply with all withholding requirements under U.S. federal, state, local and foreign tax Laws and shall remit amounts withheld to, and file required forms with, such applicable Taxing Authorities. To the extent that the Company withholds and pays over any amounts to any Taxing Authority with respect to the distributions or allocations to any Member, the amount withheld (or credited against withholding tax otherwise due) shall be treated as a Distribution to such Member in the amount of the withholding (or credit). In the event of any claimed overwithholding by the Company, if the Company is required to take any action in order to secure a refund or credit for the benefit of a Member in respect of any amount withheld by it, it will take any such action including applying for such refund on behalf of the Member and paying it over to such Member. If any amount required to be withheld was not withheld from actual Distributions made to a Member, the Member to which the Distribution was made shall reimburse the Company for such withholding. In the event of any underwithholding by the Company to a Member, each Member agrees to indemnify and hold harmless the Company and its subsidiaries from and against any liability, including interest and penalties, with respect to such underwithholding to such Member. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist the Company in determining the extent of, and in fulfilling, the Company’s withholding obligations, if any. The provisions of this Section 8.1 shall be applied in a manner, taking into consideration any tiered partnership structure that the Company may be part of, that reflects the relative economic interests of each Member in the Company.

Section 8.2 Tax Status.

(a) The Company is intended to be treated as a partnership for U.S. federal income tax purposes, and each of the Subsidiaries of the Company organized under the laws of the United States, a State of the United States or any political subdivision thereof (other than Duke Energy Field Services Canada Holdings, Inc., DEFS Northern Investments, Inc., Duke Energy Guadalupe Pipeline, Inc., Gas Supply Resources, Inc., GSRI Transportation, Inc. and any other entity that the Tax Committee causes to elect to be classified as an association taxable as a corporation in connection with the reorganization of the Company’s Subsidiaries presently under review) (the “Flow Through Subsidiaries”) is intended to be treated as a partnership or disregarded entity for U.S. federal income tax purposes.

(b) Each of the Members and the Company shall take no action or position inconsistent with (or that could reasonably be expected to be viewed by the Internal Revenue Service as inconsistent with), and shall make or cause to be made all applicable elections with respect to: (i) the treatment of the Company (or any successor thereto) as a partnership for U.S. federal income tax purposes and the treatment of each of the Flow Through Subsidiaries (or any successor thereto) as a partnership or disregarded entity for U.S. federal income tax purposes; (ii) the treatment of the Company as not being a publicly traded partnership for U.S. federal income tax purposes; (iii) for all periods (or portions thereof) prior to the First Closing (as defined in the Reorganization Agreement), the allocation of the Financing under Regulation Section 1.752-3(a)(3) among the Members in proportion to their Percentage Interests as of the Closing Date;

(iv) the treatment of the contribution to the Company by DEFS Holding pursuant to Section 2.2 of the Contribution Agreement as a contribution pursuant to Code Section 721, the treatment of the distribution to DEFS Holding pursuant to Section 3.2(c)(2) of the Contribution Agreement (as adjusted pursuant to Section 3.3 thereof) as a distribution pursuant to Code Section 731 and the treatment that, for purposes of the Code, neither such contribution nor such distribution is a transfer that constitutes a sale or exchange (or portion thereof) of property in whole or in part to the Company by a Member in the Company acting in a capacity other than as a Member of the Company; and (v) the treatment of the contribution to the Company by CPGC pursuant to Section 2.3 of the Contribution Agreement (the “CPGC Contribution”) as a contribution pursuant to Code Section 721, the treatment of the distribution to CPGC pursuant to Section 3.2(c)(1) of the Contribution Agreement (as adjusted pursuant to Section 3.3 thereof) (the “CPGC Distribution”) as a distribution pursuant to Code Section 731 and the treatment that, for purposes of the Code, neither the CPGC Contribution nor the CPGC Distribution is a transfer that constitutes a sale or exchange (or portion thereof) of property in whole or in part to the Company by a Member in the Company acting in a capacity other than as a Member of the Company (except in the case of this clause (v) that the Members and the Company shall treat (except to the extent Duke, COP, the Members and the Company agree in writing or are required by the Neutral Firm to treat otherwise) an amount of the CPGC Distribution equal to the Disguised Sale Amount as proceeds of a sale by CPGC to the Company under Code Section 707(a) and an amount of the CPGC Contribution equal in fair market value to the Disguised Sale Amount as property that is sold by CPGC to the Company under Code Section 707(a) (such property treated as having been sold having regular federal income tax basis equal to the aggregate regular federal income tax basis of the property contributed in the CPGC Contribution multiplied by a fraction the numerator of which is the Disguised Sale Amount and the denominator of which is the value of the property contributed in the CPGC Contribution, such value being for this purpose $2,139,500,000)).

(c) For U.S. federal income tax purposes, Duke (and Duke Energy Corporation in the event that references to “Duke” no longer refers to Duke Energy Corporation pursuant to the “Change of Control” definition herein), COP, the Members and the Company agree to file their respective federal income Tax Returns on a basis that is consistent, and agree not to take any position for U.S. federal income tax purposes that is inconsistent, with the following (in each case unless either (i) required to do otherwise pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Tax law) or (ii) there is a change in applicable law or regulation). Capitalized terms used in this Section 8.2(c) but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement.

(1) The fair market value of the Company Interests as of December 31, 2004 was $6,797,969,547 plus an amount determined by dividing the COP Excess Canadian Cash by 30.3%.

(2) The sale of the Subject Company Equity Interest by DEFS Holding to COP Transferee will be treated as a sale by a partner of an interest in a partnership to which Sections 741 and 751 of the Code apply. The fair market value of the Subject Company Equity Interest as of December 31, 2004 was $440 million.

(3) The distribution of 100% of the TEPPCO GP Sale Proceeds Amount by the Company to DEFS Holding will be treated as a distribution to DEFS Holding of money to which Sections 731(a), 733 and 751 of the Code apply; provided, however, that for purposes of Section 751(b), the interest in Company property of each of DEFS Holding and CPGC after the transactions contemplated by the Reorganization Agreement shall be determined (i) giving effect to the adjustment to the Book Value of all Company assets by reason of clauses (1)(A) and (1)(B) of such definition and (ii) taking into account reverse Code Section 704(c) allocations.

(4) The distribution of the Equity Interests in the Canadian Holding Company by the Company to DEFS Holding will be treated as a distribution by a partnership of property to a partner to which Sections 731(a), 731(b), 732(a) and 733 of the Code apply. The fair market value of the Equity Interests in the Canadian Holding Company as of the Second Closing Date is equal to $300 million plus an amount determined by dividing the COP Excess Canadian Cash by 30.3%.

(5) The contribution of the Second Closing Cash Amount in cash by CPGC to the Company will be treated as a contribution of money by a partner to a partnership to which Sections 721 and 722 of the Code apply.

(6) The transactions described in paragraphs (2), (3), (4) and (5) above will result in a reduction in DEFS Holding’s Percentage Interest from 69.7% to 50% based upon the values of such transactions and of the Company Interests set forth above, subject to any adjustment to such values as agreed by the parties.

(7) Any contribution of cash pursuant to Section 3.3(a)(ii) of the Reorganization Agreement by Company to Canadian Holding Company will be treated as a contribution to a corporation to which Section 351 of the Code applies.

(8) Any distribution of cash pursuant to Section 3.3(b) of the Reorganization Agreement to DEFS Holding and CPGC will be treated as a distribution by a partnership to which Sections 731(a) and 733 of the Code apply, and any contribution of cash pursuant to Section 3.3(b) of the Reorganization Agreement by DEFS Holding and CPGC will be treated as a contribution to a partnership to which Section 721 of the Code applies.

Section 8.3 Tax Matters Partner; Tax Elections.

(a) The Company hereby elects to have a “tax matters partner” as provided under Code Section 6231(a)(7)(B) (the “Tax Matters Partner”). Subject to the provisions of Section 8.3(d) below, the Duke Member is hereby designated as such Tax Matters Partner. For the avoidance of doubt, except for the making of the elections described in Section 8.3(b)(1) and (2) and Section 8.3(c), the Tax Matters Partner shall not (1) take any action without the approval of the Tax Committee (as defined below) or (2) fail to take any action that it is directed to take by the Tax Committee.

(b) The Company shall make all elections required under U.S. federal income tax Laws and regulations and any similar state statutes and shall make the following elections:

(1) Adopt the calendar year as the annual accounting period;

(2) Adopt the accrual method of accounting; and

(3) Adopt the maximum allowable accelerated method and shortest permissible life for determining depreciation deductions.

(c) The Company shall make the election provided for in Section 754 of the Code in connection with the filing of Form 1065 (U.S. Return of Partnership Income) for the first tax year for which it may make a valid election but not later than the tax year that includes the First Closing (as defined in the Reorganization Agreement) and shall provide each Member with a copy of such election.

(d) The Company Board shall establish a separate committee responsible for tax matters (the “Tax Committee”). The Tax Committee shall have two members, one of which shall be appointed by COP and one of which shall be appointed by Duke. The Tax Committee shall be responsible for, and shall determine all actions to be taken with respect to, all tax matters of the Company and its Subsidiaries (consistent with the terms of this Agreement, the Reorganization Agreement and the Contribution Agreement) for all open taxable periods, including (1) approving all elections under U.S. federal, state and local and foreign tax Laws and regulations other than the elections made pursuant to Sections 8.3(b)(1) and (2) and 8.3(c), (2) reviewing tax returns (including all federal income tax returns), (3) controlling tax audits and (4) making any adjustments to depreciation deductions claimed by the Company or allocated to the Members for taxable years prior to 2005 or other adjustments to taxable income, deductions and allocations. The Company shall provide the Tax Committee, Duke and COP with drafts of each IRS Form 1065 (U.S. Return of Partnership Income), Schedule K-1, and any other significant federal, state, local or foreign tax return at least three and one-half months prior to the due date (including extensions) thereof for review and approval by the Tax Committee. COP and Duke and the members of the Tax Committee shall have 30 days to review such returns and provide comments thereon. All decisions of the Tax Committee shall be unanimous. In the event that the Tax Committee is unable to agree with respect to any tax matter, then the members of the Tax Committee shall negotiate in good faith for a period of 21 days in an attempt to resolve the issue. If, at the end of 21 days, the members of the Tax Committee have been unable to resolve the disputed issue, the Chief Financial Officer of Duke (the “Duke CFO”) and the Chief Financial Officer of COP (the “COP CFO” and, together with the Duke CFO, the “CFOs”) shall endeavor in good faith for a period of 21 days to resolve the issue. If, at the end of 21 days, the CFOs have been unable to resolve the disputed issue, such issue shall be referred to the Neutral Firm, which shall resolve the dispute in accordance with this Agreement, the Contribution Agreement and the Reorganization Agreement in a timely manner as directed by the Tax Committee. This Section 8.3(d) and any other provisions in this Agreement regarding the Tax Committee are for the benefit of COP and Duke and shall not be amended without their prior written consent.

ARTICLE IX

DISSOLUTION, WINDING-UP AND TERMINATION

Section 9.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(a) the consent of the Company Board pursuant to Section 3.7; or

(b) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

Section 9.2 Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event, the Company Board shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in Section 7.6(b) and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Company Board.

(b) All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for the payment of which the Company has committed prior to the date of termination. The distribution of cash or property to a Member in accordance with the provisions of Section 7.6(b) and this Section 9.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act.

(c) On completion of such final distribution, the liquidator shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE X

MISCELLANEOUS

Section 10.1 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (including by facsimile) to the other party.

Section 10.2 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

(b) Each Member hereto irrevocably submits to the jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each Member hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Members further agree, to the extent permitted by Law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any Member has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Member hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

(d) Each Member waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each Member certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 10.2.

Section 10.3 Grant of Security Interest; Member Status.

(a) Each Member represents to the Company and the other Member that it owns good title to its Company Interest free and clear of all Liens as of the time of the attachment of the security interest granted pursuant to the following provisions of this Section 10.3(a), and each Member agrees to keep its Company Interest free and clear of all Liens (other than the security interest granted pursuant to this Section 10.3(a)). Each Member grants to the Company and to each other Member, as security, equally and ratably, for the payment and performance of all obligations, liabilities, costs and expenses owed to the Company or any other Member under this Agreement, a security interest in and a general lien on its Company Interest and other interests in the Company and the proceeds thereof, all under the Uniform Commercial Code of the State of Delaware. The Company and each Member, as applicable, shall be entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Delaware with respect to the security interest granted in this Section 10.3(a). Each Member shall execute and deliver to the Company and each other Member all financing statements and other instruments that the Company Board or any other Member, as applicable, may request to effectuate and carry out the preceding provisions of this Section 10.3(a). At the option of the Company Board or any Member, this Agreement or a copy hereof may serve as a financing statement.

(b) Each of the Duke Member and the COP Member agrees as to itself to have no assets other than its Company Interest and no liabilities other than the obligations set forth in this Agreement.

Section 10.4 Entire Agreement. This Agreement constitutes the entire agreement of the Members between the Members with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Members other than those set forth or referred to herein (including references to the Reorganization Agreement. Except as set forth in Section 8.3(d), this Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder.

Section 10.5 Notices. All notices and other communications to be given to any party hereunder (including notices to Directors under Section 3.6) shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed, if the Company or a Member, to the address or facsimile number set forth below (or at such other address or facsimile number as the Company or such Member shall designate by like notice):

(a)	If to the COP Member:

ConocoPhillips Gas Company

c/o ConocoPhillips

600 North Dairy Ashford Road

Houston, Texas 77079-1175

Attention: Wayne C. Byers

Fax No.: (281) 293-4111

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Andrew R. Brownstein, Esq.

Gregory N. Racz, Esq.

Fax No.: (212) 403-2000

(b)	If to the Duke Member:

Duke Energy Enterprises Corporation

370 17th Street, Suite 900

Denver, CO 80202

Attention: Brent L. Backes

Fax No.: (303) 605-2226

With a copy to:

Duke Energy Corporation

5400 Westheimer Court, 8th Floor

Houston, Texas 77056-5310

Attention: General Counsel

Fax No.: (704) 382-7705

and

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2300

Houston, Texas 77002-6760

Attention: Bruce R. Bilger

Fax No.: (713) 615-5429

(c)	If to the Company:

ConocoPhillips

600 North Dairy Ashford Road

Houston, Texas 77079-1175

Attention: Wayne C. Byers

Fax No.: (281) 293-4111

and

Duke Energy Field Services, LLC

370 17th Street, Suite 900

Denver, CO 80202

Attention: Brent L. Backes

Fax No.: (303) 605-2226

and

Duke Energy Corporation

5400 Westheimer Court, 8th Floor

Houston, Texas 77056-5310

Attention: General Counsel

Fax No.: (704) 382-7705

Section 10.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members (and Duke and COP to the extent provided in Section 10.4) and their respective successors and permitted assigns; provided, however, that no Member will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Member other than in connection with a permitted Transfer pursuant to Section 5.4 (and then only to the wholly owned Subsidiary of the Parent of COP or Duke, as applicable, that is the transferee of the Company Interest).

Section 10.7 Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 10.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by all of the Members. Either Member may, only by an instrument in writing, waive compliance by the other Member with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any Member of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Member, and no course of dealing between the Members, shall constitute a waiver of any such right, power or remedy.

Section 10.9 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 10.10 Interpretation. In the event an ambiguity or questions of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if it was drafted jointly by the Members, and no presumption or burden of proof shall arise favoring or disfavoring either Member by virtue of the authorship of any provisions of this Agreement.

Section 10.11 Further Assurances. The Members agree that, from time to time, each of them will execute and deliver, or cause to be executed and delivered, such further agreements and instruments and take such other action as may be necessary to effectuate the provisions, purposes and intents of this Agreement.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

DUKE ENERGY ENTERPRISES CORPORATION

By:	/s/ Keith G. Butler
Name: Keith G. Butler Title: President

CONOCOPHILLIPS GAS COMPANY

By:	/s/ John E. Lowe
Name: John E. Lowe

Title:	President